Baker Hughes Declares Increased Quarterly Dividend and Upsized Share Repurchase Authorization

HOUSTON & LONDON – October 27, 2022 – Baker Hughes (NASDAQ: BKR) announced today that the Baker Hughes Board of Directors declared an increased quarterly cash dividend of $.19 per share of Class A common stock payable on November 18, 2022, to holders of record on November 7, 2022. The dividend increase reflects a 5.5% growth rate, or $.01, over the previous quarter’s dividend.

Baker Hughes also announced today that its Board of Directors authorized Baker Hughes Holdings LLC (“BHH LLC”) to repurchase up to $2 billion of additional common units, increasing its existing share repurchase authorization, which was announced in July 2021, by $2 billion to $4 billion. The Company will use the proceeds from the sale of its BHH LLC common units to repurchase its Class A shares. Baker Hughes has repurchased approximately $1.2 billion of Class A shares under the current share repurchase authorization as of September 30, 2022.

“Our dividend increase and share repurchase authorization upsizing is a further step in our commitment to return cash to shareholders and complement our growth strategy. We remain committed to delivering 60 to 80% of free cash flow to shareholders through the cycle and are on track to return over $1.5 billion to shareholders in 2022,” said Lorenzo Simonelli, chairman & CEO of Baker Hughes. “Our Board of Directors remains confident in the structural growth we see in our portfolio as well as our ability to transform our operations to enhance profitability. We are proud our strong balance sheet continues to allow us to deliver our shareholder goals while we invest for growth in the energy, new energy and industrial sectors.”

Baker Hughes expects to fund the repurchase program from cash generated from operations. The exact number of shares to be repurchased by the Company is not guaranteed. The Company expects to make share repurchases from time to time subject to the Company’s capital plan, market conditions, and other factors, including legal and regulatory restrictions and required approvals. The repurchase program may be suspended or discontinued at any time and does not have a specified expiration date.

About Baker Hughes:
Baker Hughes (NASDAQ: BKR) is an energy technology company that provides solutions to energy and industrial customers worldwide. Built on a century of experience and conducting business in over 120 countries, our innovative technologies and services are taking energy forward – making it safer, cleaner and more efficient for people and the planet. Visit us at bakerhughes.com.

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For more information, please contact:

Investor Relations

Jud Bailey
+1 281-809-9088
investor.relations@bakerhughes.com

Media Relations

Thomas Millas
+1 713-879-2862
thomas.millas@bakerhughes.com